Exhibit 10.3

PERFORMANCE SHARE AWARD

(RTI International Metals, Inc. 2014 Stock and Incentive Plan)

THIS PERFORMANCE SHARE AWARD (this “Award”) is granted by RTI International Metals, Inc., an Ohio corporation (the “Company” or “RTI”), to you (“Recipient”), a director or employee of the Company or one of its subsidiaries, pursuant to the terms and conditions of the RTI International Metals, Inc. 2014 Stock and Incentive Plan, as amended and/or restated from time to time (the “Plan”), a copy of which has been delivered to you.

Name of Recipient:

Grant Date:                  , 20

This document shall constitute an “Award Agreement” as that term is defined in the Plan and the Award shall be granted pursuant to Section 11 of the Plan. In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Plan, which is hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used in this Award and not otherwise defined herein shall have the meanings set forth in the Plan except that the definition of Retirement as provided in the Plan is expressly inapplicable to this Award. In the event of any conflict between the provisions of this Award and the Plan, this Award shall control. The Company recognizes the value of your continued service and contributions to the Company and has awarded you this Performance Share Award under the Plan, subject to the terms and conditions set forth in this Award Agreement.

1. Performance Share. For the purposes of this Award, a granted “Performance Share” is an award representing the right to receive a specified number of shares of the Company’s common stock (the “Common Stock”), which right, if earned and payable under this Award, shall be paid solely in shares of Common Stock. For purposes of this Award, the following terms shall have the following meanings:

(a) The “Cumulative TSR Performance Period” shall mean the three (3) year period from                     , 20     through                  , 20    .

(b) The “1st TSR Performance Period” shall mean the one (1) year period from                  , 20     through                  , 20    .

(c) The “2nd TSR Performance Period” shall mean the one (1) year period from                  , 20     through                  , 20    .

(d) The “3rd TSR Performance Period” shall mean the one (1) year period from                  , 20     through                  , 20    .

(e) The term “TSR Performance Period” shall refer to each of the Cumulative TSR Performance Period, 1st TSR Performance Period, 2nd TSR Performance Period and 3rd TSR Performance Period, and the term “TSR Performance Periods” shall refer to each of these in the collective.

(f) The term “1st EPS Performance Period” shall refer to the two (2) year period from                  , 20     through                  , 20    .

(g) The term “2nd EPS Performance Period” shall refer to the one (1) year period from                  , 20     through                  , 20    .

(h) The term “EPS Performance Period” shall refer to each of the 1st EPS Performance Period and the 2nd EPS Performance Period, and the term “EPS Performance Periods” shall refer to each of these in the collective.

(i) The term “Performance Period” shall refer to the three (3) year period from                  , 20     through                  , 20

2. Grant of Performance Share Award. The Company hereby grants to Recipient an award of                      Performance Shares under the Plan (the “Target Award”), which shall be subject to a maximum number of Performance Shares allowable under this Award of 200% of the Target Award (the “Maximum Award”), to ultimately be determined and earned, if at all, in accordance with Section 3 below.

RTI International Metals, Inc. Performance Share Award 2015

3. Determination of Shares Earned. Subject to Section 6 below, the Company shall deliver to Recipient one (1) share of Common Stock for each whole Performance Share that is earned based upon the level of success achieved during the TSR Performance Periods and EPS Performance Periods relative to the following performance goals established by the Compensation Committee of the RTI Board of Directors:

(a) Total Shareholder Return Metric. Fifty percent (50%) of your potential Target Award is based on Company Total Shareholder Return, or “TSR”, achieved during each TSR Performance Period. Recipient will have the ability to earn one-quarter ( 1⁄4) of the TSR Metric Target Award in each of the 1st TSR Performance Period, 2nd TSR Performance Period, 3rd TSR Performance Period, and for the Cumulative TSR Performance Period. The calculation of TSR performance shares earned for each TSR Performance Period shall be determined as follows:

If Total Shareholder Return (“TSR”) for each TSR Performance Period is:	Performance Shares earned as a percentage of Target Award will be(1):
less than the 30th percentile of the Peer Group TSR	0%
greater than or equal to the 30th percentile but less than the 50th percentile of the Peer Group TSR	50.00% to 99.99% A
equal to the 50th percentile of the Peer Group TSR	100.00% (Target Award)
greater than the 50th percentile but less than the 75th percentile of the Peer Group TSR	100.00% to 199.99% B
greater than or equal to the 75th percentile of the Peer Group TSR	200.00% (Maximum Award)

A	In the event TSR equals or exceeds the 30th percentile but not the 50th percentile of the Peer Group Index, the Performance Shares earned as a percentage of the Target Award(1) will be computed by adding 50% to a percentage determined as follows: (A)(i) TSR percentile less 30% divided by (ii) 20%; multiplied by (B) 50%.
B	In the event TSR exceeds the 50th percentile but not the 75th percentile of the Peer Group Index, the Performance Shares earned as a percentage of the Target Award(1) will be computed by adding 100% to a percentage determined as follows: (A)(i) TSR percentile less 50% divided by (ii) 25%; multiplied by (B) 100%.
(1)	TSR Metric represents one-half (1/2) of the Target Award opportunity, and one-quarter ( 1⁄4) of the TSR Target Award may be earned in each TSR Performance Period.

(b) TSR Definition. Total Shareholder Return is defined as the share price appreciation of the Company’s Common Stock plus dividends accrued, as measured during each TSR Performance Period. The starting and ending points for calculating TSR are the average closing stock price of the Common Stock for the twenty (20) trading days prior to the start or end date of each TSR Performance Period, as applicable. The Peer Group utilized for comparative purposes under the Award is as established by the Company’s Compensation Committee or other Administrator (as defined in the Plan) of the Plan (hereinafter, the “Compensation Committee”) at the Grant Date, is set forth on Annex A attached hereto, and may be subject to change from time-to-time as discussed in Section 9 below.

By way of example to illustrate the calculation of Performance Shares earned under the TSR Metric of this Award, assuming that:

1st TSR Performance Period = 45th percentile	2nd TSR Performance Period = 50th percentile	3rd TSR Performance Period = 70th percentile	Cumulative TSR Performance Period = 55th percentile

a Target Award of 100 shares of Common Stock (50 target shares attributable to the TSR award) would result in Recipient earning the right to receive the following earned shares of Common Stock, as it relates to the TSR Metric for each of the TSR Performance Periods:

Applicable TSR Performance Period	Shares Earned(1)	Calculation of Shares Earned
1st TSR Performance Period:	10	1⁄4 of 50 shares * 87.5%
2nd TSR Performance Period:	12	1⁄4 of 50 shares * 100%
3rd TSR Performance Period:	22	1⁄4 of 50 shares * 180%
Cumulative TSR Performance Period:	15	1⁄4 of 50 shares * 120%

Total:	59

(1)	All fractional shares are rounded down

RTI International Metals, Inc. Performance Share Award 2015

These amounts are calculated as follows:

Target Award:	100 shares
50% of Target Award for TSR Metric:	50 shares
Shares to be Received for all TSR Performance Periods:	59 shares (118% of Target)

Performance Shares Earned as Percentage of Target Award for 1st TSR Performance Period:

(((45% - 30%) / 20%) * 50%) + 50% = 87.5%

87.5% * (1/4 * 50 shares) = 10.9375 shares

Performance Shares Earned as Percentage of Target Award for 2nd TSR Performance Period:

50th Percentile = 100% (Target Award)

100% * (1/4 * 50 shares) = 12.5 shares

Performance Shares Earned as Percentage of Target Award for 3rd TSR Performance Period:

(((70% - 50%) / 25%) * 100%) + 100% = 180%

180% * (1/4 * 50 shares) = 22.5 shares

Performance Shares Earned as Percentage of Target Award for Cumulative TSR Performance Period:

(((55% - 50%) / 25%) * 100%) + 100% = 120%

120% * (1/4 * 50 shares) = 15 shares

(c) EPS Metric. Fifty percent (50%) of your potential Target Award is based on Company year-over-year earnings per share from continuing operations (“EPS”) growth (“EPS Growth”), using the average growth in years one and two, and a stand-alone growth determination for year three. Recipient will have the ability to earn one-half ( 1⁄2) of the EPS Metric Target Award based on the average EPS Growth over the First EPS Performance Period and one-half ( 1⁄2) of the EPS Metric Target Award based on the EPS Growth over the Second EPS Performance Period. The calculation of EPS Growth for each EPS Performance Period shall be determined as follows:

If EPS Growth for each EPS Performance Period is(1):	Performance Shares earned for as a percentage of Target Award will be(1):
less than 5% over the prior year	0%
greater than or equal to 5% and less than 15% over the prior year	50.00% to 99.99% A
equal to 15% over the prior year	100.00% (Target Award)
greater than 15% but less than 25% over the prior year	100.00% to 199.99% B
greater than or equal to 25% over the prior year	200.00% (Maximum Award)

A	In the event that EPS Growth in any EPS Performance Period is greater than or equal to 5% and less than 15% over the prior period the Performance Shares earned as a percentage of the Target Award(1) will be computed by adding 50% to a percentage determined as follows: (i) EPS Growth less 5% multiplied by (ii) five.
B	In the event that EPS Growth in any EPS Performance Period is greater than 15% but less than 25% over the prior period, the Performance Shares earned as a percentage of the Target Award(1) will be computed as follows: (i) EPS Growth less 5% multiplied by (ii) ten.
(1)	EPS Metric represents one-half ( 1⁄2) of the Target Award opportunity; and one-half ( 1⁄2) of the EPS Target Award may be earned in each of the two EPS Performance Periods.

(d) EPS Growth Determination. EPS for each EPS Performance Period (with years one and two being averaged together for the 1st EPS Performance Period) will be computed by dividing net income (loss) from continuing operations by the weighted-average of all potentially dilutive shares of Company Common Stock that were outstanding during the periods

RTI International Metals, Inc. Performance Share Award 2015

presented, as reflected in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. EPS reported for the year prior to the first year of the 1st EPS Performance Period serves as the basis for ascertaining EPS Growth for the first year of the 1st EPS Performance Period; EPS reported for the first year of the 1st EPS Performance Period will serve as the basis for ascertaining EPS Growth in the second year of the 1st EPS Performance Period, etc.

By way of example to illustrate the calculation of Performance Shares earned under the EPS Metric of this Award, assuming that:

2014 EPS = $0.99	2015 EPS = $1.04	2016 EPS = $1.20	2017 EPS = $1.44

a Target Award of 100 shares of Common Stock (50 target shares attributable to the EPS award) would result in Recipient earning the right to receive the following earned shares of Common Stock, as it relates to the EPS Metric for each of the EPS Performance Periods:

Applicable EPS Performance Period	Shares Earned(1)	Calculation of Shares Earned
1st EPS Performance Period:	18	1⁄2 of 50 shares * 75%
2nd EPS Performance Period:	37	1⁄2 of 50 shares * 150%

Total:	55

(1)	All fractional shares are rounded down

These amounts are calculated as follows:

Target Award:	100 shares
50% of Target Award for EPS Metric:	50 shares
Shares to be Received for all EPS Performance Periods:	55 shares (110% of Target)

Performance Shares Earned as Percentage of Target Award for 1st EPS Performance Period:

Year One (2015) EPS Growth = $0.99 to $1.04 = 5% growth

Year Two (2016) EPS Growth = $1.04 to $1.20 = 15% growth

Average of years one and two growth = 5% + 15% = 20% / 2 = 10% growth

((10% - 5%) * 5) + 50% = 75%

75% * ( 1⁄2 * 50 shares) = 18.75 shares

Performance Shares Earned as Percentage of Target Award for 2nd EPS Performance Period:

Year Three (2016) EPS Growth = $1.20 to $1.44 = 20% growth

((20% - 5%) * 10) = 150%

150% * ( 1⁄2 * 50 shares) = 37.50 shares

When combined with the TSR Metric, Recipient would be entitled, under the illustrative examples set forth above, to receive a total of one hundred fourteen (114) shares of

Common Stock pursuant to this Award.

4. Delivery of Shares. After completion of each TSR Performance Period and EPS Performance Period, the Compensation Committee shall certify in writing the extent to which the performance goals and other material terms, as set forth herein, have been achieved and such certification shall be controlling for all purposes. Except as otherwise specifically provided under the terms of this Award, notwithstanding that a percentage of Shares may be earned at the end of a TSR Performance Period pursuant to the TSR Metric or at the end of an EPS Performance Period pursuant to the EPS Metric, Recipient must be employed at the Company at the end of the Performance Period to be entitled to receive any Shares pursuant to this Award. Except as otherwise provided in Section 6, the Company shall cause a stock certificate representing shares of Common Stock (or commensurate book entry as determined by the Company) equal to the number of Performance Shares earned (net of any Performance Shares applied pursuant to Section 11 below) and determined under Section 3 to be issued to Recipient in the calendar year immediately following the end of the Performance Period.

RTI International Metals, Inc. Performance Share Award 2015

5. Limitation of Rights; Dividend Equivalents. Prior to the receipt of shares of Common Stock as outlined in Section 3 above, Recipient shall not have (i) any right to transfer any rights under the Performance Shares except as permitted by Section 8 below, (ii) any rights of ownership of the shares of Common Stock subject to the Performance Shares before the issuance of such shares, (iii) any right to vote such shares, or (iv) the right to receive any cash dividends paid on shares underlying Performance Shares if and when cash dividends are paid to shareholders of the Company.

6. Forfeiture; Proration; Recoupment. Unless otherwise set forth below or otherwise determined by the Compensation Committee, all outstanding Awards shall be forfeited immediately if a Recipient Separates from Service for any reason during the Performance Period.

(a)	Death. In the event Recipient Separates from Service on account of death during the Performance Period, Recipient shall be entitled to (i) any Performance Shares earned attributable to all completed Performance Periods, (ii) Performance Shares for any uncompleted EPS Performance Periods at the target level, and (iii) a Prorated (as defined below) portion of the Performance Shares earned with respect to the TSR metric based on the Company’s actual performance calculated as if any uncompleted TSR Performance Periods had been completed on the date of death. Subject to the provisions of Section 17 of this Award Agreement, any payouts pursuant to a Recipient’s death shall be paid to Recipient’s estate as soon as practicable following Recipient’s death or the end of the Performance Period.

(b)	Disability. In the event that Recipient Separates from Service during the Performance Period on account of Disability, Recipient shall be entitled to any Performance Shares earned attributable to all completed Performance Periods and a Prorated (as defined below) portion of the Performance Shares earned as calculated following the end of the Performance Period for any uncompleted Performance Periods. Any payouts following Recipient’s Disability shall be made on the same schedule as payouts pursuant to Section 4 above.

(c)	Retirement. In the event that Recipient Separates from Service during the Performance Period on account of Retirement (as defined in this Award), Recipient shall be entitled to any Performance Shares earned attributable to all completed Performance Periods and a Prorated (as defined below) portion of the Performance Shares earned as calculated following the end of the Performance Period for any uncompleted Performance Periods. Any payouts following Recipient’s Retirement (as defined in this Award) shall be made on the same schedule as payouts pursuant to Section 4 above. For the purposes of this Award, the term “Retirement” means termination of employment from the Company or its Affiliates (other than for Cause) on or after (i) attainment of age sixty-five (65), (ii) attainment of age sixty-two (62) and completion of fifteen (15) years of continuous service with the Company and its Affiliates, or (iii) completion of at least thirty (30) years of continuous service with the Company and its Affiliates prior to reaching the age of sixty-two (62).

(d)	Other Termination. Except as otherwise specifically provided under the terms of this Award or pursuant to any other employment agreement or policy of the Company, in the event Recipient Separates from Service for any other reason (other than on account of death, Disability or Retirement (as defined in this Award)) prior to the end of the Performance Period, all Performance Shares granted to Recipient shall be cancelled and forfeited, whether payable or not, without payment by the Company. In the event that Recipient Separates from Service during the Performance Period and the Compensation Committee determines that the Award should not be forfeited, Recipient shall be entitled to any Performance Shares earned attributable to all completed Performance Periods and a Prorated (as defined below) portion of the Performance Shares earned as calculated following the end of the Performance Period for any uncompleted Performance Periods. Any payouts following Recipient’s Separation from Service shall be made on the same schedule as payouts pursuant to Section 4 above. The Compensation Committee may cause the immediate forfeiture of Awards after Recipient Separates from Service if the Committee deems such forfeiture to be in the best interests of the Company. Any and all forfeitures of Awards shall be evidenced by written notice to the Recipient.

(e)	Definition of Prorated. For the purposes of this Award, the term “Prorated” shall mean the manner in which a payout is calculated based on the ratio of the number of complete months Recipient is employed or serves during the Performance Period to the total number of months in the Performance Period.

RTI International Metals, Inc. Performance Share Award 2015

(f)	Change in Control. Except as otherwise specifically provided under the terms of this Award or pursuant to any other employment agreement or policy of the Company that would supersede the terms herein, if there shall occur a Change of Control during the Performance Period resulting in the termination of the Award as contemplated by Section 21(c)(ii) of the Plan or Recipient’s termination as contemplated under Section 21(c)(iii) of the Plan, then, notwithstanding any provision in the Plan that addresses the calculation of payments upon a Change in Control, Recipient shall thereafter be eligible to receive any Performance Shares earned attributable to all completed Performance Periods and a cash payment for any unearned Performance Shares based on the achievement of the performance goals for uncompleted Performance Periods measured through the date of the Change in Control (in the case of a scenario as described by Section 21(c)(ii) of the Plan) or the date of termination (in the case of a scenario as described by Section 21(c)(iii) of the Plan), and (ii) calculated at the greater of (A) 100% of the Target Award for each of the TSR Metric and EPS Metric, or (B) the Company’s actual performance over the abbreviated Performance Period; provided, however, that notwithstanding anything to the contrary in the Plan, the number of Performance Shares earned shall be based solely on actual performance for any TSR Performance Period and/or EPS Performance Period within any specific TSR Performance Period or EPS Performance Period that was completed prior to the triggering event resulting in payment under this Section. Except as otherwise specifically provided hereunder or pursuant to any other employment agreement or policy of the Company, to the extent earned and payable, the Performance shares shall be paid as soon as practicable thereafter, but in no event later than the last day of the “applicable 2 1⁄2 month period” specified in Treas. Reg. §1.409A-1(b)(4).

(g)	The Recipient further agrees, as a condition to acceptance of this Award, that these Performance Shares, as well as any other incentive award previously granted to Recipient by the Company, may be subject to recoupment by the Company under the provisions of any other forfeiture or clawback policy that has been or may be adopted by the Company in the future, or as required by any applicable laws then in effect.

7. Nontransferability. Except as otherwise provided in the Plan, the Performance Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Performance Shares in violation of this paragraph or the Plan shall render this Award null and void.

8. Adjustments. The number of shares of Common Stock covered by the Performance Shares shall be adjusted as set forth in Section 21(a) of the Plan to reflect dividends or other distributions, recapitalizations, stock splits, reverse stock splits, reorganizations, mergers, consolidations, split-ups, spin-offs, combinations, repurchases or exchanges.

9. Peer Group Adjustments. The following adjustments shall be made to the Peer Group for the TSR Metric during the Performance Period:

(a)	If a member of the Peer Group is acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period.

(b)	If a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Period.

(c)	If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period.

(d)	If a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period.

(e)	If the Company and/or any member of the Peer Group split its stock or declare a distribution of shares, such company’s TSR performance will be adjusted for the stock split or share distribution so as not to give an advantage or disadvantage to such company by comparison to the other companies.

(f)	Members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Period will remain in the Peer Group positioned below the lowest performing non-bankrupt member of the Peer Group in reverse chronological order by bankruptcy date.

In addition, the Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected.

10. Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Award, and the Compensation Committee shall round fractions down.

RTI International Metals, Inc. Performance Share Award 2015

11. Withholding. Recipient shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Performance Shares. The Company shall not withhold any amount above the applicable minimum statutory withholding requirement. Such payment shall be made in full, at Recipient’s election, in cash or check, or by the tender of previously acquired shares of Common Stock (including Performance Shares then earned and immediately deliverable under this Award). Performance Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s Common Stock on the date such withholding obligation arises.

12. No Continued Rights; Rights Unsecured. The granting of this Award shall not give Recipient any rights to similar grants in future years or any right to continuance of employment or other service with the Company or any one of its subsidiaries, nor shall it interfere in any way with any right that the Company or its Affiliates would otherwise have to terminate Recipient’s employment or other service at any time, or the right of Recipient to terminate his or her services at any time. The Company shall remain the owner of all Performance Shares and Recipient shall have only the Company’s unfunded, unsecured promise to pay pursuant to the terms of this Award. The rights of Recipient hereunder shall be that of an unsecured general creditor of the Company and Recipient shall not have any security interest in any assets of the Company.

13. Severability. If any term, provision, covenant or restriction contained in the Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

14. Controlling Law. The validity, construction and effect of this Award will be determined in accordance with the internal laws of the State of Ohio without giving effect to the conflict of laws. Recipient and the Company hereby irrevocably submit to the exclusive concurrent jurisdiction of the courts of the State of Ohio. Recipient and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

15. Entire Agreement. The Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof with respect to this Award, except that this Award shall be subject to the terms and conditions set forth in any employment agreement between Recipient and Company. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein. Section and other headings contained in this Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award or any provision hereof.

16. Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

17. Section 409A of the Code. This Award is intended to be comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exception thereto and shall be administered, interpreted and construed accordingly. To the extent a payment is subject to Section 409A and not excepted therefrom, such payment shall be treated as made on the specified date of payment if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the specified date of payment, as provided and in accordance with Treas. Reg. § 1.409A-3(d). Recipient shall have no right to designate the date of any payment under this Award. Notwithstanding any other provision of this Award to the contrary, if Recipient is a Specified Employee and a payment is to be made to Recipient on account of a Separation from Service, such payment shall be delayed for a period of six (6) months and shall be paid in the month following the month containing the 6-month anniversary of the date of such Separation from Service (or, if earlier, the death of the Recipient). The Company may, in its sole discretion and without Recipient’s consent, modify or amend the terms of this Award, impose conditions on the timing and effectiveness of the issuance of the Performance Shares, or take any other action it deems necessary to cause this Award to comply with Section 409A or an exception thereto. Notwithstanding, Recipient recognizes and acknowledges that Section 409A of the Code may affect the timing and recognition of payments due hereunder, and may impose upon the Recipient certain taxes or other charges for which the Recipient is and shall remain solely responsible.

RTI International Metals, Inc. Performance Share Award 2015

BY YOUR SIGNATURE and the signature of the Authorized Officer below, you and the Company agree that this Award is granted under and governed by the terms and conditions of RTI International Metals, Inc.’s 2014 Stock and Incentive Plan, as amended and/or restated from time to time, and the terms and conditions contained herein, as well as such administrative regulations as the Compensation Committee may adopt from time to time.

RTI International Metals, Inc.		Accepted as of the above date:

By		By:
	Authorized Officer		Signature of Recipient

RTI International Metals, Inc. Performance Share Award 2015

ANNEX A – Peer Group

The “Peer Group TSR” for the Performance Period shall be the average equity share price appreciation plus dividends accrued, as measured during the Performance Period, of each member of the Peer Group (set forth below).

The following sets forth the list of companies included in establishing the Peer Group for purposes of establishing the award thresholds for the Performance Period, as approved by the Compensation Committee as of or prior to the date of grant of this Award and subject to adjustment pursuant to Section 9:

[Peer Group Listing]

*    *    *